Exhibit 99.2

WOODWARD, INC.

First Quarter 2013

Earnings Conference Call

THE OPERATOR: Thank you for standing by. Welcome to the Woodward, Inc., first quarter fiscal 2013 earnings call.

At this time, I would like to inform you that this call is being recorded for rebroadcast and that all participants are in a listen-only mode.

Following the presentation, you will be invited to participate in the question-and-answer session.

Joining us today from the company are Mr. Tom Gendron, Chairman and Chief Executive Officer; and Mr. Bob Weber, Vice Chairman, Chief Financial Officer, and Treasurer.

I would now like to turn the call over to Mr. Weber.

BOB WEBER: Thank you, operator.

We would like to welcome all of you to Woodward’s first quarter fiscal year 2013 earnings call. In a minute I’ll cover the financial highlights of our first quarter, and Tom will comment on our strategies and markets. I will then comment on today’s earnings release, and at the end of our presentation we will take questions. For those who have not seen today’s earnings release, you can find it on our Web site at woodward.com.

As noted in today’s earnings release, we have included some presentation materials to go along with today’s call that are also accessible on our Website. An audio replayof this call will be available through January 27th, 2013, and the phone number for the audio replay is on the press release announcing this call and will be repeated by the operator at the end of the call. In addition, a replay of this call will be accessible on our Website for 14 days.

Before we begin, I would like to summarize our cautionary statement as shown on Slide 3. In the course of this call when we present information and answer questions, any statements we make other than actual results or business facts may contain forward-looking statements. Such statements involve risks and uncertainties and actual results may differ materially from those we currently anticipate. Factors that might cause a material difference include but are not limited to future sales, earnings, business performance, and economic conditions that would impact demand in the aerospace and energy markets.

We caution investors not to place undue reliance on these forward-looking statements as predictive of future results. In addition, the company disclaims any obligation to update the forward-looking statements made herein. For more information on risks and uncertainties facing Woodward, we encourage you to consult the earnings release and our public filings with the Securities and Exchange Commission, including our 10-K for fiscal 2012 and 10-Q for the quarter ended December 31, 2012, which we expect to file shortly.

Segment earnings, EBIT, EBITDA, and free cash flow are non-U.S. GAAP operating measures that we use in the earnings release and during this call. A description of these measures and a reconciliation of each to the most comparable U.S. GAAP measure is included in the which are posted on our Website. Management uses this information in monitoring and evaluating the ongoing performance of Woodward and each business segment.

Turning to the quarter:

Sales for the quarter were $408 million, which is comparable with sales for the same quarter last year; and

Earnings per diluted share were $0.39 in the first quarter for 2013 compared to $0.40 for the first quarter of last year.

Now I will turn the call over to Tom to comment on results, strategies, and markets.

TOM GENDRON: Thank you, Bob. Welcome to those joining us today.

We continue to see market growth in fiscal year ’13 for both our Aerospace and Energy segments.

In Aerospace, we believe our strategy to expand our platform presence and systems content is succeeding.

Natural gas related controls and products also expanded in the quarter, with particular strength in CNG (compressed natural gas) systems.

These strengths were masked somewhat by the impact of both normal seasonal ordering patterns and the economic uncertainty resulting from recent fiscal and regulatory policies.

As a specific example, the significant decline in wind converter sales relates directly to the on-again, off-again approach to production tax credits.

Turning to Aerospace:

On December 28, 2012, we (Woodward) acquired from GE the thrust reverser actuation system business located in Duarte, California, for approximately $200 million in cash.

Thrust reverser actuation systems, known as TRAS, are a strategic focus area for us, and we believe this acquisition solidifies a significant position in this market.

TRAS is a critical element of an integrated propulsion system, which is a trend to provide greater integration of the engine, nacelle, and airframe to reduce fuel consumption, noise, and maintenance.

In addition to presence on solid existing platforms, the Duarte business has secured contracts for the TRAS to be included on the next generation of narrow-body aircraft, including the 737 MAX and the A320neo with the LEAP engine option, as well as applications of the Passport 20 engine.

We expect future synergies from the combination of the Duarte acquisition and our current Aerospace businesses.

Focusing on the aerospace market more generally, in this quarter we saw:

Increasing deliveries of wide-body systems, including for the GEnx engine.

Continued strength in most military market segments, particularly the aftermarket, although we experienced anticipated softness in military ground vehicles.

New and existing platforms provided solid growth in both the commercial and military helicopter markets.

Commercial aftermarket was down in the quarter, but we believe favorable fleet dynamics will continue to support growth in our aftermarket sales for the full year.

Turning to our Energy markets:

Increased availability of natural gas and favorable pricing continue to support growth in fuel control systems for both industrial turbines and reciprocating engines.

We have seen growth in CNG and LNG (liquid natural gas) systems in China, compressor control sales in the Middle East, and heavy frame gas turbine fuel systems.

The largest impacts of fiscal, regulatory, and economic uncertainty are felt in our Energy markets, where large capital expenditures come under increased scrutiny from a risk standpoint.

For example, we experienced softness in marine and other large system programs where significant investment is generally required.

The U.S. wind market decline, resulting from the production of tax credit expiration, also provided significant downward pressure on sales growth.

In summary:

Woodward is focused on developing new technologies and engineering new solutions in strategically important areas, deepening our relationships with our key OEM customers, significantly improving our manufacturing capabilities, and leaning out our operations.

We believe during this uncertain economic climate these strategic initiatives will provide enhanced customer and shareholder value.

Now let me turn it back to Bob for the financials.

BOB WEBER: Thank you, Tom.

Woodward’s net sales this quarter were $408 million, comparable with the first quarter of last year.

EBIT, or earnings before interest and taxes, was $45 million for this quarter, compared to $46 million in the prior year’s first quarter.

Net earnings for the first quarter were $27 million, or $0.39 per diluted share, compared to $28 million or $0.40 per diluted share in last year’s first quarter.

Free cash flow for the first quarter of 2013 was $10 million, compared to a net cash outflow of $15 million in the first quarter of the prior year, an improvement of $25 million, due to collection of receivables from the prior year’s strong fourth quarter sales, offset somewhat by increased capital expenditures.

Moving to our Aerospace segment results:

Our Aerospace segment’s sales for the first quarter of fiscal 2013 were $211 million, an increase of 9 percent from $193 million in the first quarter a year ago. The sales increase was due to commercial OEM sales and strong military aftermarket sales.

Aerospace earnings were $32 million in the first quarter of 2013, compared to $27 million in the first quarter of 2012, an increase of 17 percent. As a percent of segment sales, segment earnings were 14.9 percent this quarter, compared to 14 percent in the same quarter a year ago. Segment earnings were positively impacted by the higher sales volumes and lower variable compensation, partially offset by expenses associated with improved manufacturing capacity and capability.

As we have mentioned in previous quarters, due to the anticipated increase in future narrow-body fuel system sales, we are making significant investments to improve both our manufacturing capability and capacity. The run rate of these investments was fairly consistent with the prior sequential quarter, as expected.

Moving to our Energy segment results:

Our Energy segment’s sales for the first quarter of fiscal 2013 were $197 million, compared to $215 million for the first quarter a year ago, a decrease of 8 percent. Strong sales of compressed natural gas systems were offset by a significant decrease in wind turbine converter sales in North America and softness in other reciprocating engine and industrial turbine systems sales.

Energy segment earnings for the first quarter of 2013 were $24 million, compared to $27 million in the first quarter of 2012. As a percent of segment sales, segment earnings were 12.1 percent this quarter, compared to 12.4 percent in the same quarter a year ago. Segment earnings were primarily impacted by the decreased sales volume, partially offset by reduced variable compensation and improved pricing.

Now I would like to focus on certain specific elements of our consolidated financial statements.

Gross margin, defined as net sales less cost of goods sold, was 29.1 percent of sales in the first quarter of 2013, compared to 30.3 percent for the first quarter of 2012. Gross margin percent decreased primarily due to investments in manufacturing processes and capacity, partially offset by improved pricing.

Research and development costs were $30 million for the first quarter of fiscal 2013, compared to $31 million for the first quarter of 2012. As a percentage of net sales, research and development was 7.4 percent in the first quarter of 2013, compared to 7.5 percent in the first quarter of 2012.

Selling, general, and administrative expenses were $36 million or 8.9 percent of net sales this quarter, compared to $39 million or 9.5 percent of net sales in the same period of 2012, which reflects normal variability.

Our effective tax rate for the first quarter of 2013 was 29 percent, compared to 29.3 percent for the same quarter last year.

On January 2nd, 2013, the American Taxpayer Relief Act of 2012 was enacted, which retroactively reinstated the U.S. Research Tax Credit through December 31st, 2013, and which will be reflected in our fiscal 2013 second-quarter results. We currently estimate the retroactive impact of this legislation will reduce our effective tax rate for fiscal 2013 by a little more than two percentage points. Excluding the retroactive impact of the R&E credit reinstatement we would expect a full year effective tax rate of approximately 28 to 29 percent, largely in line with recent experience.

A few comments on our recent acquisition. First, due to the timing of the closing, this acquisition had no impact on our first-quarter sales or earnings, except for the $1.7 million of acquisition costs.

We believe the acquisition of the Duarte business in fiscal 2013 will add approximately $110 million in sales and be slightly accretive to earnings per share.

In the 10-Q to be filed shortly, our disclosures with respect to the Duarte acquisition do not include the favorable impact of various long-term customer agreements that were renegotiated shortly before the acquisition closed and are effective January 2013. Additionally, these modified agreements significantly impact the projected pro forma EBITDA for 2013. After considering these impacts on future EBITDA, we believe the valuation associated with the acquisition was approximately 9-times 2013 pro forma EBITDA.

Looking at the balance sheet:

Working capital, defined as current assets less current liabilities, was $530 million at December 31st, 2012, and $624 million at September 30, 2012. This reflects the reclassification of certain long-term debt to current, which will either be paid down or refinanced later this year.

We generated $40 million of cash flow from operations and $10 million of free cash flow for the first quarter of fiscal 2013. We now expect full-year 2013 free cash flow will be approximately $75 million. We had no share repurchases for the first fiscal quarter of 2013.

Capital expenditures were $30 million for the first three months of 2013, compared to $17 million for the first three months of 2012. For 2013, we continue to anticipate capital expenditures of approximately $150 million, compared to $65 million in 2012.

Total debt was $590 million at December 31st, 2012, and reflects new debt of $200 million used to finance the acquisition of Duarte business. The ratio of debt-to-debt plus equity was 36.2 percent at December 31, 2012, compared to 28 percent at September 30, 2012.

Lastly, let me turn to our outlook:

Overall economic uncertainty continues to impact the markets we serve. We continue to see market share growth in our Aerospace segment, while in our Energy segment growth in natural gas is being offset by the significant decline in the wind turbine market. Including our recent acquisition, we now anticipate that fiscal 2013 sales will be between $1.9 and $2.0 billion, and earnings per share will be between $2.22 and $2.42 per share, including approximately a $0.07 per share effect of the fiscal year 2012 retroactive impact of the U.S. R&E credit for fiscal 2013 that will be recognized in the second fiscal quarter of this year.

This concludes our comments on the business and results for the first quarter of fiscal 2013 and our full year 2013 outlook.

Operator, we are now ready to open the call to questions.

THE OPERATOR: Thank you. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star 1 on your push-button phone. Should you wish to withdraw your question, please press the pound key.

Your question will be taken in the order it is received. Please stand by for your first question, sir.

The first question comes from Robert Spingarn of Credit Suisse.

ROBERT SPINGARN: Good afternoon.

BOB WEBER: Good afternoon.

ROBERT SPINGARN: I am standing in for Julie Yates today.

BOB WEBER: Okay.

ROBERT SPINGARN: And I wanted to ask about your guidance. You’ve increased it to $0.07, I think, at both ends of the range. You’ve got the acquisition. I think the R&D tax credit was worth about the same $0.07 in the increase? So perhaps you could quantify some of the changes to the guidance or — or the underlying changes in the core business.

BOB WEBER: I think you’ve kind of characterized it pretty succinctly to a point.

Right now we’ve seen some increases and decreases, and overall we’re not really changing the guidance, except for pointing out the retroactive impact of the R&E credit. So the tax rate has had some pluses and minuses overall. You can kind of work some different math on the – the calculation of the current R&E impact, but your math is generally, you know, accurate within a range.

And so I think right now what we’re saying is we do not have a significant change in our overall guidance. There are pluses and minuses. Wind is currently where we expected it to be. Some other areas are above and below. So at this point no significant change.

ROBERT SPINGARN: But is it fair to say it’s a little bit net weaker, given that you should have a little bit of perhaps accretion from — from TRAS?

BOB WEBER: I think that’s a fair statement, but not changing our range any. But yes, the legacy is — is a little weaker.

ROBERT SPINGARN: Okay. And then just as a follow-up, what are the embedded expected growth rates in Energy and Aerospace from an OEM, and aftermarket perspective at this point in the guidance?

BOB WEBER: So there are no significant changes in the overall growth rates. I don’t know, Don, if you happen to have the — so I don’t recall what we said they were last quarter.

ROBERT SPINGARN: I’m asking because you said, you know, you had strength in the military aftermarket, which —

BOB WEBER: Overall Aerospace I think we called out nine, and as you saw this quarter, we experienced approximately nine. We called, I believe, low single digits on Energy. We were below that this quarter. We called out kind of a couple specific areas, most notably the wind, but we do expect increases in certain areas. Order pushouts impacted us this quarter. Our first quarter is historically our lowest, so we do anticipate that that range is still accurate for the full year.

ROBERT SPINGARN: Okay. Thank you very much.

BOB WEBER: Sure.

THE OPERATOR: Thank you. The next question is from Sheila Ki Aalu of Jefferies.

Your line is open.

SHIELA KI AALU: Good afternoon, guys.

BOB WEBER: Hi.

TOM GENDRON: How you doing?

SHIELA KI AALU: Good, thanks. Just two quick questions for you. In terms of the moving parts for 2013 on the operating profit level, can you walk through the profitability perhaps a little bit in terms of what you set on volume, variable compensation, pricing you mentioned as a positive for Aerospace, and just separate productivity initiatives?

BOB WEBER: Yes, and I’ll try to walk through them all, but if I miss one, pull me back again.

So overall on the volume side you see we have kind of a mixed — mixed bag there. So we’re seeing volume increases in the Aerospace side. This quarter volume decreases on the Energy side, which we do expect to pick up as we go through the year. So — so volume subject to the full year comments I made a minute ago are still, we believe, in the range that we anticipated for the full year, with some softening in some areas as we kind of called out.

On the variable comp, we record variable comp — we accrue it — on the basis of earnings in the quarter in relation to the year as a whole. As you can see, given that we’re slightly below last year’s earnings at this time of year, there is a tailwind in this quarter related to variable comp that we do not anticipate for the full year. So we do anticipate that variable comp expense will increase as we go through the year, but this quarter it was a little bit of a tailwind.

I think on the — on the manufacturing productivity and — I think that was your comments related to that.

What we’re really seeing at the moment, you saw a margin down a hair. That’s somewhat related to some softness in Aerospace aftermarket, which was not anticipated. It does buck the trend of almost all of last year, and we do not anticipate that represents any trend for the remainder of the year.

So, again, we believe our gross margin should return to its more normal levels as we progress through the year.

Does that cover?

SHIELA KI AALU: No, that detail is perfect. Thank you.

BOB WEBER: Thank you

SHIELA KI AALU: Just a quick question on Energy OE, again to harp on it.

I mean, you guys have been cautious during your November analyst day, but since then the major OEMs, Cummins and GE have guided down low with single digits, a low to mid-single digits range in terms of OEM orders for 2013 and 2014.

Can you maybe quantify a little bit more what you’re expecting on the industrial gas turbine side?

TOM GENDRON: Yeah. I think if you look at the industrial gas turbine, there’s — there’s several parts of the market. There’s strength going right now in the oil and gas segment of the market, and a little — a little less so in the power generation side.

So we see a mix, but we’re anticipating increasing volume in the remaining three-quarters of the year on gas turbines.

BOB WEBER: Does that cover your question, Sheila?

SHIELA KI AALU: I’m all set. Thank you, guys.

BOB WEBER: Okay, great.

THE OPERATOR: Thank you. The next question is from Tyler Hojo of Sidoti & Co.

Your line is open.

TYLER HOJO: Yeah, hi. Good evening, guys.

Just to follow up — excuse me — on the last question, just curious — I mean, GE on Friday was talking about, you know, seeing some service pickup on the industrial gas turbine side. Is that something that would be a tailwind for you as well? I know they’re calling that a pretty big decline in regards to the overall kind of gas turbine deliveries in 2013.

TOM GENDRON: Well, we have — generally, Tyler, we see the same effect, but on a smaller scale.

TYLER HOJO: Right.

TOM GENDRON: We are seeing some aftermarket demand come through for replacements and upgrades. That’s built into our numbers. So, you know, we have some things on order and some just forecasted in our plan.

So we anticipate, with the high utilization that’s going on still, due to the low price of natural gas, that you are going to see more maintenance in the near — near and midterm,as the machines are running more than they have in the past. So that’s a good trend for us. Production on the oil and gas side, like I said, is a good trend. New power generation applications are going to be, we think, probably softer until 2014.

TYLER HOJO: Got it. Okay.

And then I had another question just on wind. How does, kind of, the extension of the tax credits that were enacted kind of change your outlook for wind, if — if at all? I mean, I would guess that you would be a little bit more positive on that market as we get towards the latter part of your fiscal year.

TOM GENDRON: Yeah, I think you just hit it. The fiscal year is kind of the problem a little bit. I think as you get into the last maybe couple months we might see some things starting to trickle in, and then into the first quarter of ’14. But due to lead times and project times to get things up and going, I think our earlier discussion of wind being down significantly is going to hold through the year.

TYLER HOJO: Okay. So we’re still thinking down about $50 million, year-end?

TOM GENDRON: Yeah, that’s still our plan.

TYLER HOJO: Okay, got it. And just last one for me.

I was hoping that maybe you could comment a little bit on kind of current delivery situation on 787. Are you — are you guys still being told to kind of deliver to kind of current production rate plan, or how do we think about that?

TOM GENDRON: Yeah. Right now there has been no — no change in production rates or deliveries. You know, so as of today we’re still being requested to ship as planned.

TYLER HOJO: Got it. Okay. That’s all I had. Thanks a lot.

TOM GENDRON: Okay. Thanks, Tyler.

THE OPERATOR: Thank you. The next question is from Peter Sabisky of Drexel Hamilton.

Your line is open.

PETER SABISKY: Hi, guys. Just wanted to ask, I guess, getting back to Rob’s question earlier about the top line guidance, the prior guidance was about $1.85 billion to $2.0 billion. You’re adding about $110 million in sales from Duarte, which gets you to, you know, $1.96 to $2.11, but you’re talking now $1.9 to $2.0. So it looks like — basically looks like Energy sales have kind of come down on the order of $50 to $100 million roughly, and — but you’re saying the wind is sort of the same. So is that all marine and other stuff? Can you talk about kind of the driver of — of that change?

TOM GENDRON: I think mainly what we reflected in the top line is the softness in the first quarter and then, you know, we expect to get back on our plan for the remainder of the year. So we do think less the acquisition, you know, that what you’re seeing in there is, you know, something in the $50 to $85 million, less sales, in the core business, less the acquisition.

PETER SABISKY: Okay. So it’s marine and some of the other stuff?

TOM GENDRON: Yeah, correct.

PETER SABISKY: Okay, okay.

And then I guess, to again maybe just make some comments about the acquired intangibles, amortization from the Duarte deal and kind of how that runs off over time?

BOB WEBER: Sure. So one of the – the significant assets that were really acquired were some very strong customer relationships with the likes of GE and Boeing, Aircelle, et cetera, companies we highlighted.

So those customer relationships are fairly long valued, and so they will extend out over a longer period of time than some things like intellectual property and so on. So most of the assets are longer lived than perhaps your more traditional acquisition would be.

PETER SABISKY: Okay. So the accretion that you think you’re going to get next year in fiscal ’14, that’s going to be due to pretty strong sales growth? Is that the way to think about it?

BOB WEBER: There is a lot of first year impacts to purchase accounting. If you recall, I think we called out a significant first quarter. The first quarter of ownership impact on inventory. So it really represents the falling off of the first-year impacts and then adjusting to a more normal level.

TOM GENDRON: That’s a full four quarters.

BOB WEBER: Full four quarters, yes.

PETER SABISKY: Okay, okay. Hey, Tom, and what’s the rate you pay on your revolver now?

BOB WEBER: It’s less than one and a half.

PETER SABISKY: Okay, very good. Very good. Oh, I’m sorry. I meant Bob. Sorry about that.

And one last one, just for Tom.

Tom, the recent sale of — I guess it was Triumph bought Goodrich’s fuel control business, any thoughts there?

TOM GENDRON: Yeah. I think from the standpoint we look at doesn’t change the competitive landscape at all. It is an interesting business primarily focused on small engine, small turbine controls, a lot of rotorcraft where we feel we have great strength in our current portfolio. So we think it kind of leaves the landscape the way that it is or was, and we feel good about our competitive position against Triumph and any other competitor in that field.

PETER SABISKY: All right. So they’re not a real competitor on — on the large commercial – for you guys?

TOM GENDRON: No, they — you know, they have not traditionally played at all in turbine engine controls. So this will be their, best of our knowledge, their first foray.

PETER SABISKY: Got you. Thanks very much, guys.

TOM GENDRON: Yup, thanks.

THE OPERATOR: Thank you. The next question is from J.B. Groh of D.A. Davidson.

Your line is open.

J.B. GROH: Hey, guys. Thanks for taking my call.

Can you talk about sort of margin goals for the Duarte business, once we get past the one-time accounting stuff?

TOM GENDRON: Yeah, we look at it pretty much as the same goals we had for our airframe systems business, in that during the time period here, it will be supportive, you know, of our goal of getting Aerospace to 20 percent segment margin. So it will — it will be in there with the rest of our Aerospace businesses.

J.B. GROH: Okay.

And then it seemed like there is a little bit of volatility in the R&D spend versus, you know, Q4. How should we think about that number for all of ’13? And you can phrase it in whatever terms you want, whether it’s dollars or percent of sales.

TOM GENDRON: Yeah. One thing I just — we’ll give you some more info, but, I mean, you’ve got to remember we’ve highlighted that this R&D will be — have a variability from quarter to quarter, based on how projects are coming, you know, deliverables and the like, you know. So from that standpoint. And also, you know, you recognize that there are a lot less working days in the first quarter.

However, with that we’re still looking at —

BOB WEBER: Yup, we still anticipate that overall the dollars will be largely flat year over year.

J.B. GROH: Okay, perfect. Thank you.

THE OPERATOR: Thank you. The next question is from Peter Lisnic of Robert W. Baird.

Your line is open.

PETER LISNIC: Good afternoon. Sorry about that.

So I guess, first, I just wanted to understand the — the Energy business. Can you maybe give us a little color commentary on the backlog, ex-wind, what’s happening there. I mean, when you talk about a number that’s, you know, $50 or $80 million coming out of the top line, and if it’s within one quarter like maybe I thought I heard, that’s a pretty significant number. So just trying to understand what the — what the moving pieces there are exactly.

BOB WEBER: Yeah. Just for clarity, on the first quarter we — we also were down a little bit on our Aerospace sales from forecast. So — so just a little caution that the overall numbers, what I’m saying for the full year, taken in effect the first quarter.

We did see, particularly in our reciprocating engine business, what I would call a sizeable pullback, and I think it was a lot to do with the risk and the markets, the fiscal policy uncertainty. We just saw people pulling back. So we saw orders pull back, and we’re now starting to see some orders flowing. However, looking as we’re going forward, you kind of feel like, well, that first quarter is somewhat going to be hard to recover in the remaining three quarters.

So we do — we do and did see pullback in terms of order demand, and we did see pushouts from the first quarter into subsequent quarters.

And I think there was a lot of hesitation in the industrial market, energy market, just waiting to see what policies were coming through, what things were happening. There is still concerns in the Euro zone. I think there is still some waiting to see what happens with, if you want to say, the new — the new government in China. It’s — there is a lot of hesitation, and we felt it in orders, and so we’re trying to reflect that as we go through the remainder of the year.

But I would say we — since last week here in January, we’re starting to see some more orders filling in. So we think there was a lot of nervousness and just uncertainty and just a little across a lot of companies adds up to, you know, a fair amount of money. But at the same time we’ve been managing our costs very carefully, we’re managing our cost structure, and, you know, we’ve seen as we’re holding our margin rates and that’s what we’re highlighting, we’re going to, you know, hold to our earnings targets.

PETER LISNIC: Okay. This may be too fine of a way of asking it, but can you differentiate between what was maybe pushed out versus anything that was canceled? Did you see any sort of significant cancellations where people just decided not to do a project?

TOM GENDRON: Well, what we saw – I think a little bit. The pushouts, you know, we see — you know, kind of it’s an annual event. As you get to a certain point in December, and because most of our production contracts are on pull systems, that if they’re not going to get — you know, if our customers aren’t going to get their product out at the end of the year, they don’t pull the — pull the hardware. So that’s — you know, we kind of see that. You know, we call that a pushout or, you know, they’re just not taking it at the time frame that we, you know, would anticipate.

We have seen some line rates, you know, slow down with customers talking to us that they’re going to pick them up later in our fiscal year. We also saw some real management – you know, so this is where I say the hesitation or the concern with the market. We’ve seen conscious decisions to hold down inventory, you know, both at our customers and in their dealer networks.

So, again, all that adds up to, you know, approximate number we were highlighting as what we saw as risk from our original forecast. Through cost control, though, again, I’ll highlight we feel like we can pull the earnings in.

PETER LISNIC: Okay. All right. Fair enough.

And then switching gears to Duarte, when you look at that business and developing that integrated propulsion system that you talked about a little bit at the beginning of the call, does there need to be any sort of significant step-up in R&D or product development as you migrate toward that integrated system?

TOM GENDRON: Hopefully what you picked up on — we were making sure we finalized everything here as we rolled from the press release in December to today — there is going to be a very large R&D activity going on tied to all the narrow-body wins that are there.

So we’re real pleased about that. That’s already factored into the numbers. You know, we think we can leverage those technologies and the product base into more sales. So we’re — you know, we’re going to go aggressively for more growth in that in that nacelle market, and we think there is an opportunity to get it.

So we’re make — we’ll probably make some more investments. We’ll also look at how we leverage technology and capabilities across our company, and we think we have that opportunity to bring to that business. I’ll give you some examples

The — the hardware and components that we have in our Skokie business — which was the old MPC Products — in terms of motors, sensors and the like, all have a — have a role in these TRAS systems, and it’s going to give us a real advantage on developing new systems. So we’re going to be able to leverage that. We can leverage servo valves, which is another one of our components. So there is a lot of opportunity there to — to use the strengths of Woodward to improve the competitive position. And Duarte is the market leader in TRAS today, and we think we could add to that market position.

PETER LISNIC: Okay, got it.

And then, Bob, I’m sorry, I may have missed this, but did you outline what the purchase accounting charge might be on Duarte in the upcoming quarter? Do you have any feel for that?

BOB WEBER: I would say at this point we have feel for it. No, we have not outlined the impact but, you know, if you recall, it’s fairly significant in the first quarter.

PETER LISNIC: Yeah.

BOB WEBER: You know, overall I think the amortization is in that kind of a $6 million range for the — for the impact for the full year.

PETER LISNIC: Okay. So obviously you’ve built that into your guidance?

BOB WEBER: Yes. Yes, sir.

PETER LISNIC: And then last question, just on the — can you give us a feel for what the — pretty significant step-up in inventory year over — or from quarter to quarter. Just how much of that may have been as a result of adding the Duarte business to the books?

TOM GENDRON: Yeah. It was about $30 million.

PETER LISNIC: 30? Okay. All righty. That is very helpful. Thanks, guys.

BOB WEBER: Thank you.

THE OPERATOR: Thank you.

Once again, if you have a question, please press star then 1 on your touch-tone telephone.

The next question is from William Bremer of Maxim Group.

Your line is open.

WILLIAM BREMER: Good evening, gentlemen.

TOM GENDRON: Good evening.

WILLIAM BREMER: Safe to assume that especially on the Energy side that operating margins here continue throughout the year, similar to ’12, just as we start to pick up and some of these orders that may have been deferred out come to fruition?

TOM GENDRON: We still anticipate, back to our guidance at the end of the fiscal year, that we will get to the 14 percent.

WILLIAM BREMER: Okay. And could you also give us a little color on your exposure to pipelines? And did you have any orders for some of the compression activities that you do during the quarter for pipelines?

TOM GENDRON: Well, we definitely participate in, you know, the gas pipeline, gas distribution market. And, you know, Bill, there, there is many ways we’re participating. We always highlight that you could start with gas gathering, which is generally reciprocating engine-driven compressors, and then you get to, you know, some more of the mainline, which generally goes over to either large integral compressors or to gas turbine driven compressors. So we play in each of those areas with control systems both for — if you want to say for the engines as well as for the compressor.

The biggest area where we’ve had compressor sales in the quarter were sales into the Middle East, where we did sell some of the compressors to Aramco (Saudi Aramco). And so those were the largest shipments in the quarter.

WILLIAM BREMER: And how does this field look as we go into the back half of this year and into ’14?

TOM GENDRON: Well, we feel oil and gas — you know, we feel oil and gas, you know, from, you know, the exploration, extraction, and distribution — you know, that’s kind of how our definition is — we think that’s going to be strong through the whole year.

WILLIAM BREMER: Right.

TOM GENDRON: So that, we think, will both, you know, on the turbine side – primarily on the turbine side, but it also will impact our reciprocating engine side.

WILLIAM BREMER: Okay. All right, gentlemen, thank you.

BOB WEBER: Thank you.

THE OPERATOR: Thank you. The next question is from Michael Ciarmoli of KeyBanc Capital Market.

Your line is open.

MICHAEL CIARMOLI: Hey, good afternoon, guys. Thanks for taking the question.

TOM GENDRON: Sure.

MICHAEL CIARMOLI: Tom, if we could just go back to maybe the Duarte business a little bit. Could you just give us a sense of, you know, how the acquisition took place, you know, whether it was a competitive process, auction, and then maybe just some more details around the business in terms of its military and commercial Aerospace mix and aftermarket and an OE mix?

TOM GENDRON: Yeah. The transaction was part of a — initially was part of a larger offering that was on the market, and in the end we were down — selected to be the sole — sole, if you want to say, potential acquirer. So at the end it was just Woodward.

MICHAEL CIARMOLI: Okay.

TOM GENDRON: In terms of the business, it’s primarily commercial, and there’s a little bit of military sales, and those little bit of military sales are really wrapped around helicopters. But I would turn around and say, you know, 90-plus percent is commercial

MICHAEL CIARMOLI: Okay.

TOM GENDRON: And so today it’s more OEM oriented. We see opportunity to — on the new programs and — to gain aftermarket and also to, on the current programs, to get some more of the R&O (repair and overhaul) in the aftermarket as well.

MICHAEL CIARMOLI: Okay. And then how does this change your content per platform? If you would be willing to disclose on either the MAX and the Neo or current in-production programs like the 777 and the -47?

TOM GENDRON: Yeah. It’s going to be — we’ll provide that information in updates to those platforms, but it’s going to be a nice significant increase. That’s very good content per – per airframe.

MICHAEL CIARMOLI: Okay.

TOM GENDRON: We’re still, you know, as we’ve highlighted, we haven’t come out with the MAX and the Neo numbers yet because there still is some architecture decisions being made even on the TRAS system. So it’s going to take a little time to finalize those, but there is good content per aircraft on the TRAS.

MICHAEL CIARMOLI: Okay, okay. Fair enough.

And then just on the military market in general, I think you guys have seen aftermarket strength for two quarters in a row now. How are you guys sort of modeling that market into your full-year plan? And has anything changed, given the — you know, given what’s happening in Washington with their whole kick-the-can approach?

TOM GENDRON: No, it’s — our forecast that we put out here today is really flat military sales for the year, approximately flat. And so that hasn’t changed. We — but we feel — I think we’re feeling increasingly comfortable with it, based on orders in the order book and a combination — again, it’s, you know, doing repair work, maintenance work, and new build. So I think we will be able to hold to that flat through ’13.

MICHAEL CIARMOLI: Okay. And just the last one for me. I may have missed it.

Did you guys give an Energy growth number for the year, excluding wind? And if you did, I missed it. If not, would you be able to provide that?

BOB WEBER: Well, you could probably back into it. I think we gave a low single-digit growth including the decline in wind.

MICHAEL CIARMOLI: Okay.

BOB WEBER: Wind was $40 to $50 million, and so you can back into it then.

MICHAEL CIARMOLI: Okay, perfect. All right. Thanks a lot, guys.

THE OPERATOR: Thank you. The next question is from Peter Sabisky of Drexel Hamilton.

Your line is open.

PETER SABISKY: Yeah just one follow-up, guys. I think I know the answer to this, but on the lower organic sales that you’re expecting, you’re keeping your kind of pro forma EPS guidance. So I guess basically on the lower volumes you’re just expecting better performance out of the segments? So that’s making it – maybe allowing you to get a little bit better margin rate than you otherwise might expect on the lower volumes?

TOM GENDRON: Yeah, I think that’s correct. We’re — we’re definitely controlling cost and working the margins, both, you know, our supply chain — total supply chain, both inside and outside the company, watching costs, and we think we’re going to be able to squeeze margin, so.

PETER SABISKY: Got it. Got it. Okay. Thanks very much.

TOM GENDRON: Sure.

THE OPERATOR: Mr. Gendron, there are no further questions at this time. I’ll now turn the conference back to you.

TOM GENDRON: Okay. Well, appreciate everybody joining us today, and thank you for your questions, and we’ll look forward to talking to you over the next quarter. Thank you. Goodnight.

THE OPERATOR: Ladies and gentlemen, that concludes our conference call for today. If you would like to listen to the rebroadcast of this conference call, it will be available today at 7:30 Eastern Standard Time by dialing 1(888)266-2081 or 1(703)925-2533, and by entering the access code 1602558.

A rebroadcast will also be available at the company’s Web site, www.woodward.com, for 14 days.

We thank you for your participation on today’s conference call and ask that you please disconnect your line.

(Whereupon the conference call concluded.)